Exhibit 99.1

LHC Group Signs Definitive Stock Purchase Agreement to Expand Its Footprint to 17 States with Initial Entry into CON State of Washington

LAFAYETTE, La.--(BUSINESS WIRE)--December 17, 2008--LHC Group, Inc. (NASDAQ: LHCG), one of the largest providers of home nursing services in the United States, announced today that it has entered into a definitive Stock Purchase Agreement to acquire 100% of the outstanding capital stock of Northwest Healthcare Alliance, Inc., located in the certificate of need (CON) state of Washington. Northwest Healthcare Alliance, Inc., which operates under the name Assured Home Health and Hospice, is headquartered in Centralia, Washington, and includes four home health locations and five hospice locations. This transaction expands LHC Group’s geographic footprint to 17 states and is expected to close on December 31, 2008.

The service area of this acquisition spans nine counties in Washington and has an estimated total population of 650,000, with almost 15% over the age of 65. Northwest Healthcare Alliance, Inc. had net revenue for the most recent 12 months of approximately $10.2 million. This acquisition is anticipated to add approximately $0.02 to LHC Group’s fully diluted earnings per share in 2009. The impact of this transaction is not included in the 2009 guidance released by LHC Group on December 2, 2008.

Keith G. Myers, Chief Executive Officer of LHC Group, said, “The addition of Assured Home Health and Hospice will provide a platform for future expansion throughout the northwestern part of the United States and will further solidify our position as a leading national provider of home care services. We are excited to close out a great year of growth into new markets, which included 61 acquired locations and 15 denovos in 13 states, and five additional denovos scheduled to open by December 31, 2008. We look forward to 2009 as all signs indicate it will be another year of significant growth for the LHC Group Family.”

About LHC Group, Inc.

LHC Group, Inc. is one of the largest providers of home nursing services in the United States providing quality cost effective healthcare services to patients within the comfort and privacy of their home or place of residence.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate” or similar expressions. Forward-looking statements involve a number of risks and uncertainties and there can be no assurance that any forward-looking statements will prove to be accurate. Important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements include: changes in reimbursement, changes in government regulations, changes in our relationships with referral sources, increased competition for our services, increased competition for joint venture and acquisition candidates and changes in the interpretation of government regulations. LHC Group undertakes no obligation to update or revise any forward-looking statements. Further information regarding risks, uncertainties and other factors that could adversely affect LHC Group or cause actual results to differ materially from those anticipated in forward-looking statements are included in LHC Group’s Form 10K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

CONTACT:
LHC Group, Inc.
Eric Elliott, 337-233-1307
Vice President of Investor Relations
eric.elliott@lhcgroup.com